Filed pursuant to Rule 433

Issuer Free Writing Prospectus dated February 6, 2024

Relating to Preliminary Prospectus dated February 6, 2024

Registration Statement No. 333-276589

BBB FOODS INC.

Revisions to Preliminary Prospectus

This Free Writing Prospectus is being filed to advise you of the availability of a revised preliminary prospectus dated February 6, 2024 (the “Preliminary Prospectus”), and to provide you with a hyperlink to Amendment No. 2 to the Registration Statement on Form F-1 (File No. 333-276589), which includes the Preliminary Prospectus.

BBB Foods Inc. (the “Company”) has made revisions to the previously filed Registration Statement in order to update certain Class C common share figures relating to the 2004 Option Plan and equity bonus amounts to consistently reflect the 3-for-1 forward share split that will be effective immediately prior to the completion of the offering.

More specifically, the Company has updated the disclosure to reflect that 43,186,224 Class C common shares are issuable upon the exercise of options granted under the 2004 Option Plan as a result of the 3-for-1 forward share split and revised the related strike prices on page 120. Additionally, the Company has updated the figures on page 61 relating to dilution, and on pages 119, 120 and 121 relating to the 2004 Option Plan, Liquidity Event Bonus Plan and Founder Liquidity Bonus calculations, respectively, in each case to reflect the aforementioned share split. The 3-for-1 forward share split adjustment and the Company’s IPO Reorganization similarly affect the earnings per share calculations on a pro forma basis as indicated on pages 20 and 21.

You should read the entire Preliminary Prospectus carefully, including the section entitled “Risk Factors” and the financial statements and the related notes before you decide to invest in the Company’s Class A common shares.

To review the Company’s current registration statement and the Preliminary Prospectus, click the following link on the U.S. Securities and Exchange Commission (“SEC”) website at www.sec.gov as follows (or if such address has changed, by reviewing the Company’s filings for the relevant date on the SEC website): https://www.sec.gov/Archives/edgar/data/1978954/000119312524024936/d632766df1a.htm

The Company’s Central Index Key on the SEC website is 0001978954.

THE COMPANY HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THIS OFFERING. BEFORE YOU MAKE A DECISION TO INVEST, YOU SHOULD READ THE MOST CURRENT PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE COMPANY HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE COMPANY AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV OR BY CLICKING ON THE LINK ABOVE. ALTERNATIVELY, A COPY OF THE REVISED PRELIMINARY PROSPECTUS MAY BE OBTAINED FROM: J.P. MORGAN SECURITIES LLC, ATTN: BROADRIDGE FINANCIAL SOLUTIONS, 1155 LONG ISLAND AVENUE, EDGEWOOD, NY 11717, BY TOLL FREE TELEPHONE AT 1-866-803-9204 OR BY EMAIL AT PROSPECTUS-EQ_FI@JPMCHASE.COM; MORGAN STANLEY & CO. LLC, ATTN: PROSPECTUS DEPARTMENT, 180 VARICK STREET, 2ND FLOOR, NEW YORK, NY 10014, BY EMAIL AT PROSPECTUS@MORGANSTANLEY.COM; BOFA SECURITIES, INC., ATTN: PROSPECTUS DEPARTMENT, 201 NORTH TRYON STREET, CHARLOTTE, NC 28255-0001, BY EMAIL TO

DG.PROSPECTUS_REQUESTS@BOFA.COM; SCOTIA CAPITAL (USA) INC., ATTN EQUITY CAPITAL MARKETS, 250 VESEY STREET, 24TH FLOOR, NEW YORK, NY, 10281, BY TELEPHONE AT 1-212-225-6853 OR BY EMAIL AT EQUITYPROSPECTUS@SCOTIABANK.COM; OR UBS SECURITIES LLC, ATTN: PROSPECTUS DEPARTMENT, 1285 AVENUE OF THE AMERICAS, NEW YORK, NY 10019 BY TOLL FREE TELEPHONE AT (888) 827-7275 OR BY EMAIL AT OL-PROSPECTUS-REQUEST@UBS.COM.